Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan (Prior Plan), 2021 Equity Incentive Plan, and 2021 Employee Stock Purchase Plan of Design Therapeutics, Inc. of our report dated March 5, 2021 (except for paragraphs four through eleven of Note 13, as to which the date is March 22, 2021), with respect to the financial statements of Design Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-253954), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 25, 2021